--------                             U.S. SECURITIES AND EXCHANGE COMMISSION                        --------------------------------
 FORM 4                                      WASHINGTON, D.C. 20549                                           OMB APPROVAL
--------                                                                                            --------------------------------
[_] Check this box if no           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     OMB Number:            3235-0287
    longer subject to                                                                               Expires:      September 30, 1998
    Section 16.  Form 4    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
    or Form 5 obligations   Section 17(a) of the Public Utility Holding Company Act of 1935         hours per response.......... 0.5
    may continue.  See         or Section 30(f) of the Investment Company Act of 1940               --------------------------------
    Instruction 1(b).
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1.  Name and Address of           2.  Issuer Name and Ticker or                     6.  Relationship of Reporting Person to Issuer
    Reporting Person                  Trading Symbol                                             (Check all applicable)

Chaltiel    Victor       M.G.     Total Renal Care Holdings, Inc. (TRL)                  [X] Director        [ ]  10% Owner
----------------------------------------------------------------------------------
(Last)      (First)    (Middle)   3.  IRS or Social         4. Statement for             [X] Officer (give   ____ Other (specify
                                      Security Number of       Month/Year                       title               below)
                                      Reporting Person                                               below)
21250 Hawthorne Blvd, Suite 800       (Voluntary)                  2/99                     Chairman of the Board, Chief  Executive
---------------------------------                           ----------------------          Officer and President
        (Street)                                            5.  If Amendment,               ---------------------------------------
                                                                Date of Original
 Torrance, California 90503-5517                                (Month/Year)      7.     Individual or Joint/Group Filing (Check
---------------------------------                                                        applicable Line)
(City)        (State)    (Zip)
                                                                                           X   Form filed by One Reporting Person
                                                                                         -----
                                                                                               Form filed by More than one Reporting
                                                                                         ----- Person
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                              TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security             2. Trans-  3. Trans-      4. Securities Acquired (A)  5.  Amount of    6. Owner-    7.  Nature of
    (Instr. 3)                       action     action         or Disposed of (D)           Securities      ship          Indirect
                                     Date       Code           (Instr. 3, 4 and 5)          Beneficially    Form:         Beneficial
                                                (Instr. 8)                                  Owned at        Direct        Ownership
                                   (Month/   -------------------------------------------    End of Month    (D) or In-    (Instr. 4)
                                     Day/                              (A) or               (Instr. 3       direct (I)
                                    Year)    Code     V     Amount     (D)       Price      and 4)          (Instr. 4)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If this form is filed by more than one reporting person, see Instruction
  (b)(v).

 FORM 4 (CONTINUED)                TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1.  Title of Derivative   2. Cover-     3. Trans-   4. Trans-      5.  Number of    6. Date Exer-     7. Title and Amount of
    Security (Instr. 3)      sion or       action      action          Derivative      cisable and       Underlying Securities
                             Exercise      Date        Code            Securities      Expiration        (Instr. 3 and 4)
                             Price of      (Month/     (Instr. 8)      Acquired (A)    Date (Month/
                             Deriv-        Day/                        or Disposed     Day/Year)
                             ative         Year)                       of (D) (Instr ----------------------------------------
                             Security                                  3, 4, and 5)  Date     Expira-               Amount or
                                                    -------------------------------- Exer-    tion       Title      Number of
                                                     Code    V       (A)    (D)      cisable  Date                  Shares
------------------------------------------------------------------------------------------------------------------------------
Options (16b-3 Plan)        $32.1875      2/22/99      H                  1,000,000    (1)   2/27/08  Common Stock 1,000,000
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Options (16b-3 Plan)        $18.7500      2/22/99      H                    166,667    (2)   4/24/07  Common Stock   166,667
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

TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BEMEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities) -- CONTINUED

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
1.  Title of Derivative       8. Price            9. Number                10. Ownership            11. Nature of
    Security (Instr. 3)          of                  of                        Form of                 Indirect
                                 Deriv-              Deriv-                    Derivative               Beneficial
                                 ative               ative                     Security:                Ownership
                                 Security            Securities                Direct (D)               (Instr. 4)
                                 (Instr. 5)          Beneficially              or Indirect
                                                     Owned at                  (I)
                                                     End of Month              (Instr. 4)
                                                     (Instr. 4)
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Options (16b-3 Plan)
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Options (16b-3 Plan)                                  166,667                   D
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
Explanation of Responses:

(1) Twenty-five percent of the options were to vest and become exercisable on each of the first four anniversaries of February 27, 1999.

(2) Twenty-five percent of the options were to vest and become exercisable on each of the first four anniversaries of April 24, 1997.

** Intentional misstatements or      /s/ Victor M.G. Chaltiel   March 8, 1999
   omissions of facts constitute     ------------------------   --------------
   Federal Criminal Violations.          **Signature of              Date
   See 18 U.S.C. 1001 and                Reporting Person
   15 U.S.C. 78ff(a).
                                        Victor M.G. Chaltiel
Note: File three copies of
      this Form, one of which
      must be manually signed.
      If space provided is
      insufficient, see
      Instruction 6 for procedure.